                            ASSET PURCHASE AGREEMENT


                                 by and between


                                 DAN RIVER INC.


                                       and

                          THE NEW CHEROKEE CORPORATION



                             As of January 10, 1997
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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1.  PURCHASE AND SALE                                              A- 1
                 Section 1.1.    Agreement to Purchase and Sell            A- 1
                 Section 1.2.    Assets                                    A- 1
                 Section 1.3.    Excluded Assets                           A- 2
                 Section 1.4.    Assumption of Assumed Liabilities         A- 3
                 Section 1.5.    Excluded Liabilities                      A- 4

ARTICLE 2.  PURCHASE PRICE                                                 A- 5
                 Section 2.1.    Purchase Price                            A- 5
                 Section 2.2.    Payment of Purchase Price                 A- 5
                 Section 2.3.    Statement of Working Capital              A- 5
                 Section 2.4.    Arbitration                               A- 6
                 Section 2.5.    Post-Closing Adjustment                   A- 6

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLER                       A- 6
                 Section 3.1.    Organization                              A- 6
                 Section 3.2.    Authorization                             A- 6
                 Section 3.3.    Absence of Restrictions and Conflicts     A- 7
                 Section 3.4.    Subsidiaries                              A- 7
                 Section 3.5.    Ownership of Assets and Related Matters   A- 7
                 Section 3.6.    Financial Statements                      A- 8
                 Section 3.7.    No Undisclosed Liabilities                A- 9
                 Section 3.8.    Absence of Certain Changes                A- 9
                 Section 3.9.    Legal Proceedings                         A- 10
                 Section 3.10.   Compliance with Law                       A- 10
                 Section 3.11.   Assumed Contracts                         A- 10
                 Section 3.12.   Tax Returns; Taxes                        A- 10
                 Section 3.13.   Officers, Directors and Employees         A- 11
                 Section 3.14.   Seller Benefit Plans                      A- 11
                 Section 3.15.   Labor Relations                           A- 11
                 Section 3.16.   Insurance                                 A- 12
                 Section 3.17.   Environmental Matters                     A- 12
                 Section 3.18.   Patents, Trademarks, Trade Names          A- 13
                 Section 3.19.   Transactions with Affiliates              A- 13
                 Section 3.20.   Customer Relations                        A- 14
                 Section 3.21.   Nondisclosed Payments                     A- 14
                 Section 3.22.   Brokers, Finders and Investment Bankers   A- 14
                 Section 3.23.   Bank Accounts                             A- 14
                 Section 3.24.   Disclosure                                A- 14


ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER                    A- 14
                 Section 4.1.    Organization                              A- 14
                 Section 4.2.    Authorization                             A- 15
                 Section 4.3.    Absence of Restrictions and Conflicts     A- 15
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


ARTICLE 5.  CERTAIN COVENANTS AND AGREEMENTS                               A- 15

                 Section 5.1.    Conduct of Business by Seller             A- 15
                 Section 5.2.    Inspection and Access to Information      A- 17
                 Section 5.3.    No Solicitation of Transactions           A- 17
                 Section 5.4.    Reasonable Efforts; Further Assurances;
                                   Cooperation                             A- 18
                 Section 5.5.    Public Announcements                      A- 19
                 Section 5.6.    Supplements to Schedules                  A- 19
                 Section 5.7.    Employees                                 A- 19
                 Section 5.8.    WARN Act                                  A- 20
                 Section 5.9.    Transfer Taxes; Expenses                  A- 20
                 Section 5.10.   Seller Shareholders' Meeting              A- 20
                 Section 5.11.   Post-Closing Operations                   A- 21
                 Section 5.12.   Severance Payments and Deferred
                                   Compensation                            A- 21
                 Section 5.13.   Change of Name                            A- 21
                 Section 5.14.   Maintenance of Records; Office and
                                   Clerical Support                        A- 21

ARTICLE 6.  CONDITIONS                                                     A- 22
                 Section 6.1.    Conditions to Each Party's Obligations    A- 22
                 Section 6.2.    Conditions to Obligations of Purchaser    A- 22
                 Section 6.3.    Conditions to Obligations of Seller       A- 24

ARTICLE 7.  CLOSING                                                        A- 24

                 Section 7.1.    The Closing                               A- 24
                 Section 7.2.    Documents to be Delivered by Seller       A- 24
                 Section 7.3.    Documents to be Delivered by Purchaser    A- 25

ARTICLE 8.  TERMINATION                                                    A- 25
                 Section 8.1.    Termination                               A- 25
                 Section 8.2.    Termination Fee                           A- 26
                 Section 8.3.    Specific Performance and Other Remedies   A- 26
                 Section 8.4.    Effect of Termination                     A- 26

ARTICLE 9.  INDEMNIFICATION                                                A- 26
                 Section 9.1.    Indemnification Obligations of Seller     A- 26
                 Section 9.2.    Indemnification Obligations of Purchaser  A- 27
                 Section 9.3.    Indemnification Procedure                 A- 28
                 Section 9.4.    Claims Period                             A- 29
                 Section 9.5.    Limitation of Seller's Liability          A- 29
                 Section 9.6.    Compliance with Bulk Sales Laws           A- 30
                 Section 9.7.    Investigations                            A- 30
                 Section 9.8.    Escrow                                    A- 30
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


ARTICLE 10.  NONCOMPETITION                                                A- 30
                 Section 10.1.   Definitions                               A- 30
                 Section 10.2.   Trade Secrets                             A- 31
                 Section 10.3.   Confidential Information                  A- 31
                 Section 10.4.   Noncompetition                            A- 31
                 Section 10.5.   Nonsolicitation                           A- 31
                 Section 10.6.   Severability                              A- 31
                 Section 10.7.   Injunctive Relief                         A- 31

ARTICLE 11.  MISCELLANEOUS PROVISIONS                                      A- 31
                 Section 11.1.   Notices                                   A- 31
                 Section 11.2.   Schedules and Exhibits                    A- 32
                 Section 11.3.   Assignment; Successors in Interest        A- 32
                 Section 11.4.   Number; Gender                            A- 33
                 Section 11.5.   Captions                                  A- 33
                 Section 11.6.   Controlling Law; Amendment                A- 33
                 Section 11.7.   Severability                              A- 33
                 Section 11.8.   Counterparts                              A- 33
                 Section 11.9.   Enforcement of Certain Rights             A- 33
                 Section 11.10.  Waiver                                    A- 33
                 Section 11.11.  Seller's Knowledge                        A- 33
                 Section 11.12.  Integration                               A- 33
                 Section 11.13.  Valuation for Tax Reporting Purposes      A- 33
                 Section 11.14.  Arbitration                               A- 34

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                                    SCHEDULES

Schedule 1.2(f)      -      Assumed Contracts
Schedule 1.2(g)      -      Real Property
Schedule 1.2(h)      -      List of patents, copyrights, know-how, software,
                            technical documentation, trade secrets, trademarks
                            and trade names
Schedule 1.2(l)      -      Insurance Policies and Proceeds
Schedule 1.3(a)      -      Excluded Real Property
Schedule 1.4(b)(i)   -      Seller General Ledger Account Numbers
Schedule 1.4(b)(vi)  -      Other liabilities of Seller incurred in the ordinary
course of business
Schedule 2.3(a)      -      Working Capital Statement Format
Schedule 3.1         -      List of jurisdictions in which Seller is qualified
                            to do business
Schedule 3.3         -      Restrictions, conflicts and third party consents
Schedule 3.5(a)(i)   -      Leased Real Property
Schedule 3.5(a)(ii)  -      List of exceptions to representation and warranty
                            regarding Real Property
Schedule 3.5(b)(i)   -      List of exceptions to representation and warranty
                            regarding Assets
Schedule 3.5(b)(ii)  -      Certain Asset Sales
Schedule 3.5(c)      -      List and general description of each item of
                            personal property included in the Assets having a
                            book value of more than $5,000 and certain liens
                            relating thereto
Schedule 3.7         -      List of certain liabilities and obligations of
                            Seller involving or affecting the Business or the
                            Assets
Schedule 3.8(b)      -      List of certain changes since the September 30
                            Balance Sheet
Schedule 3.9         -      List of legal proceedings
Schedule 3.10        -      List of all Licenses
Schedule 3.11        -      List of all (i) Seller Contracts and (ii) consents
                            or notices required to be obtained under the Seller
                            Contracts, Real Property Leases and the Personal
                            Property Leases in connection with the Acquisition
Schedule 3.13        -      List of (i) officers of Seller and their annual
                            compensation, (ii) all employees of Seller involved
                            in the operation of the Business and any binding
                            verbal commitments to such employees, and (iii) all
                            employees entitled to post-retirement benefits or
                            any other compensation
Schedule 3.14(a)     -      Seller Benefit Plans
Schedule 3.15        -      List of certain labor relations matters
Schedule 3.16        -      Insurance Policies
Schedule 3.17        -      List of certain environmental matters
Schedule 3.17(f)     -      List of certain fines, penalties and assessments
                            paid by Seller with respect to environmental matters
Schedule 3.18        -      List of (i) agreements relating to Intellectual
                            Property and (ii) all jurisdictions in which Seller
                            is operating the Business under a trade name and
                            jurisdictions in which any such trade names are
                            registered
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

Schedule 3.19        -      List of transactions with Affiliates
Schedule 3.22        -      Brokers, Finders and Investment Bankers
Schedule 3.23        -      List of Bank Accounts
Schedule 5.1(g)(ix)  -      Permitted payments of Excluded Liabilities
Schedule 5.12(a)     -      Severance Payments
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

                                    EXHIBITS

Exhibit A         Escrow Agreement
Exhibit B         Form of Severance Agreements
Exhibit C         Legal Opinion of Kennedy Covington Lobdell & Hickman, L.L.P.
Exhibit D         Redemption Agreement
Exhibit E         Agreement re: Factoring Agreement
Exhibit F         Legal Opinion of King & Spalding


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                                  DEFINED TERMS

              The following is a list of the defined terms used in this
Agreement:

Defined Terms                                     Section
1996 Balance Sheet                                        3.6(a)
Acquisition                                               Recitals
Affiliate                                                 3.19(c)
Agreement                                                 Recitals
Arbitrator                                                2.4
Assets                                                    1.1(b)
Assumed Contracts                                         1.2(f)(ii)
Assumed Liabilities                                       1.4(b)
Bank Accounts                                             3.23
the best knowledge of the Seller                          11.11
Book Value                                                2.3(b)
CERCLA                                                    1.5(i)
Claimant                                                  11.14(a)
Claims Period                                             9.4
Closing                                                   7.1
Closing Date                                              7.1
Company Activities                                        10.1(a)
Compensation Plan Payment                                 5.11(b)
Competing Transaction                                     5.3
concerted action                                          3.15(f)
Confidential Information                                  10.1(b)
Continued Employees                                       5.7
control                                                   3.19(c)
controlled                                                3.19(c)
controlling                                               3.19(c)
Current Students                                          5.12(d)
Cutoff Time                                               2.3(a)
Deficit Amount                                            2.5
Delivery Date                                             2.3
Disputed Items                                            2.3(d)
environment                                               3.17(e)
Environmental Laws                                        3.17(a)
Escrow Agreement                                          2.2(b)
ESOP                                                      1.5(d)
Excluded Assets                                           1.3
Excluded Contracts                                        1.3(e)
Excluded Liabilities                                      1.5
Excluded Real Property                                    1.3(a)
Factoring Agreement                                       1.3(e)(ii)
Financial Statements                                      3.6(b)(ii)
Financing Entity                                          5.2
hazardous materials                                       3.17
HSR Act                                                   3.3
Indemnified Party                                         9.3(a)
Indemnifying Party                                        9.3(a)
Insurance Policy and Proceeds                             1.2(l)
Interim Financial Statements                              3.6
Intellectual Property                                     3.18
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


Leased Real Property                                      3.5(a)
Licensed Intellectual Property                            3.18
Licenses                                                  3.10
mass layoff                                               3.15(n)
NLRB                                                      3.15(a)
Non-Assignable Contract                                   5.4(a)(iv)
Noncompete Period                                         10.1(c)
Notice of Dispute                                         2.3
OSHA                                                      3.15(k)
Owned Real Property                                       3.5(a)
Permitted Liens                                           3.5(a)
Person                                                    3.19(c)
plant closing                                             3.15(n)
Preferred Stock Redemption Agreement                      1.3(e)(v)
Prime Rate                                                2.6
Proprietary Intellectual Property                         3.18(a)
Purchase Price                                            2.1
Purchaser                                                 Recitals
Purchaser Ancillary Documents                             4.2
Purchaser Indemnified Parties                             9.1
Purchaser Losses                                          9.1
Purchaser's Counsel Opinion                               6.3(d)
Real Property                                             3.5(a)
release                                                   3.17(e)
Respondent                                                11.14(a)
Review Period                                             2.3(d)
Seller                                                    Recitals
Seller Ancillary Documents                                3.2
Seller Benefit Plans                                      3.14(a)
Seller Contracts                                          3.11
Seller Financial Statements                               3.6
Seller Indemnified Parties                                9.2
Seller Losses                                             9.2
Seller Surviving Obligations                              9.4(a)
Seller Surviving Representations                          9.4(a)
Seller's Counsel Opinion                                  6.2(e)
Shareholders' Meeting                                     5.10
SRS Agreements                                            1.3(e)
Statement of Working Capital                              2.3
Termination Date                                          8.1
Territory                                                 10.1(d)
Trade Secrets                                             10.1(e)

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

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of January 10, 1997 (the "Agreement"), is made and entered into by and between DAN RIVER INC., a Georgia corporation ("Purchaser"), and THE NEW CHEROKEE CORPORATION, a Delaware corporation ("Seller").

                              W I T N E S S E T H:

     WHEREAS, Seller and Purchaser desire to enter into this Agreement pursuant to which Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller substantially all of the assets and properties of Seller, and Purchaser proposes to assume certain of the liabilities and obligations of Seller (the "Acquisition"); and

     WHEREAS, Seller and Purchaser desire to make certain representations, warranties and agreements in connection with the Acquisition;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                 PURCHASE AND SALE

     Section 1.1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article 1, Seller shall grant, sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, all right, title and interest of Seller in and to (a) the business of Seller as a going concern and (b) all of the assets, properties and rights of Seller of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, except Excluded Assets (as hereinafter defined) (which business, assets, properties and rights are hereinafter collectively referred to as the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Permitted Liens (as hereinafter defined) and Assumed Liabilities (as hereinafter defined).

     Section 1.2.   Assets.  Except as otherwise expressly set forth in Section
1.3 hereof, the Assets shall include, without limitation, the following assets, properties and rights of Seller as of the Closing Date:

          (a)   all cash, cash equivalents and marketable securities;

          (b) all accounts receivable, notes receivable, and receivables due from the factor under the Factoring Agreement (as defined in Section 1.3(e));

          (c)   all deposits, advances, prepaid expenses and credits;

          (d) all inventories, including finished products, work-in-process, raw materials, spare parts, stores and supplies, office supplies and other inventory items, whether or not carried on the books of Seller;

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

          (e) all machinery, equipment, business machines, computer hardware, vehicles, furniture, fixtures, tools, dies, molds, parts and other tangible property, whether or not carried on the books of Seller;

          (f) all right, title and interest of Seller in (i) all of the contracts (written or oral), agreements, leases of real or personal property or other instruments which are listed on Schedule 1.2(f) and (ii) all other written contracts or orders solely with customers or suppliers entered into in the ordinary course of business consistent with past practice that are not listed on Schedule 1.2(f) (collectively, the "Assumed Contracts");

          (g) all real property, including the buildings, structures, fixtures and improvements located thereon and all licenses, permits, approvals, qualifications, easements and other rights relating thereto, including but not limited to the real property described on Schedule 1.2(g);

          (h) all goodwill, patents, copyrights, know-how, software, technical documentation, trade secrets, trademarks and trade names (including "New Cherokee") (and all rights thereto and applications therefor), including, without limitation, those set forth on Schedule 1.2(h);

          (i) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

          (j) all guarantees, warranties, indemnities and similar rights in favor of Seller;

          (k) all governmental permits, licenses or similar rights relating to the business of Seller;

          (l) any rights of Seller to (i) those insurance policies of Seller listed on Schedule 1.2(l), (ii) the uncollected proceeds under any insurance policy of Seller with respect to any casualty loss occurring on or prior to the Closing Date and (iii) any "stop loss" or other insurance policies (and proceeds thereunder) which provide indemnification or other coverage with respect to any of the Assets or any of the Assumed Liabilities (collectively the "Insurance Policies and Proceeds");

          (m)   the Bank Accounts (as defined in Section 3.23);

          (n) all information, files, correspondence, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, employment and personnel records and all accounting or other books and records of Seller; and
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

          (o) all other tangible and intangible assets of any kind or description, wherever located, that are carried on the books of Seller or which are owned by Seller.

     Section 1.3. Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of Seller (collectively, the "Excluded Assets"):

          (a) the real property of Seller described on Schedule 1.3(a), including the buildings, structures, fixtures and improvements located thereon ("Excluded Real Property");

          (b) any governmental permit, license or similar right that by its terms is not transferable to Purchaser;

          (c) minute books and stock ledger records of Seller, income tax records, any records relating to Seller Benefit Plans (as defined in Section 3.14(a)) which are not being assumed by Purchaser and any other records relating to other Excluded Assets or Excluded Liabilities;

          (d) any rights to or under any insurance policies (including proceeds therefrom) under which Seller makes (or has made) premium payments or is named as beneficiary, except rights to the Insurance Policies and Proceeds;

          (e) any rights or interests of Seller in those contracts, agreements or understandings to which Seller is a party or by which Seller is bound that are not Assumed Contracts (the "Excluded Contracts"), including, without limitation, all rights or interests of Seller in
     (i) those contracts, agreements or understandings (if any) between Seller and Scheck-Rosenblum-Sierra Textiles, Inc. or any of its Affiliates (if and to the extent any such contracts, agreements or understandings exist, the "SRS Agreements"), other than the Assumed Contracts expressly listed on Schedule 1.2(f), (ii) any interest rate swap or other financing agreements, including (except to the limited extent provided in the form of Agreement attached hereto as Exhibit D) the Factoring Agreement, dated October 31, 1996, between Seller and Milberg Factors Inc., as amended (the "Factoring Agreement"), (iii) contracts relating to the leasing of vehicles for use by executives of Seller, (iv) contracts with sales agents and (v) any agreement entered into in connection with Seller's redemption of its preferred stock (the "Preferred Stock Redemption Agreement");

          (f) the rights that accrue to Seller under this Agreement and the Seller Ancillary Documents and any bank account established by Seller for the sole purpose of receiving the Purchase Price;

          (g)   the rights to any federal, state or local income tax refunds;

          (h) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, where the associated liability or obligation is not an Assumed Liability; and

          (i) the Promissory Note (and related security agreements), dated December 23, 1993, payable from James H. Reynolds to Seller (the "Reynolds Note").
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


          Section 1.4.   Assumption of Assumed Liabilities.

          (a) Except to the extent specified in Section 1.4(b), Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of Seller whatsoever, and Seller shall retain responsibility for all liabilities and obligations accrued prior to or as of the Closing Date and all liabilities and obligations arising from Seller's operations on, prior to or after the Closing Date, whether or not accrued or whether or not disclosed.

          (b) As the sole exception to the provisions at Section 1.4(a), effective as of the Closing Date, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller existing as of the Closing Date and arising out of the conduct of Seller's business prior to the Closing Date (collectively, the "Assumed Liabilities"):

                (i) current liabilities of the type and nature that have been recorded by Seller, consistent with past practice, under the general ledger account numbers of Seller listed on Schedule 1.4(b)(i) and that are incurred by Seller in the ordinary course of business consistent with past practice on or prior to the Closing Date (but excluding (A) accrued interest on the Excluded Liabilities, (B) any liability under Seller's retiree life insurance program and (C) any other liability that is listed as an Excluded Liability in clauses
          (a)-(i) of Section 1.5);

                (ii) obligations of Seller under Assumed Contracts to the extent such obligations are not required to be performed prior to the Closing and are disclosed on the face of such Assumed Contracts or on
          Schedule 1.2(f);

                (iii) obligations of Seller with respect to those workers' compensation claims listed on Schedule 3.9 and those workers' compensation claims that are filed against Seller after the date hereof arising out of Seller's ordinary course operations on or prior to the Closing Date except to the extent any such obligations are covered by insurance policies maintained by Seller on or prior to the Closing Date;

                (iv) Seller's obligation for returns and allowances relating to goods shipped by Seller in the ordinary course of its business on or prior to the Closing Date, up to a maximum aggregate amount of $200,000;

                (v) those liabilities and obligations of Seller expressly assumed by Purchaser under Section 5.7; and

                (vi) those other liabilities and obligations of Seller arising or incurred in the ordinary course of business and specifically set forth on Schedule 1.4(b)(vi).

     Section 1.5. Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 1.4(a), the Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement or otherwise become responsible in respect of, the following (together with all other liabilities of Seller that are not Assumed Liabilities, the "Excluded Liabilities"):

          (a) any liability or obligation, including, without limitation, any accounts payable, of or owed to any Affiliate (as defined in Section 3.19), officer, director or employee of Seller (except as expressly provided in Section 1.4(b)) (other than reimbursement of business expenses incurred in the ordinary course of business consistent with past practice);

          (b) any liability or obligation of Seller relating to or arising from the breach of, default under or failure to comply with, at any time on or prior to the Closing Date, any Assumed Contract or the failure to timely pay or perform any other liability or obligation;

          (c) except as expressly provided in Section 1.4(b), any liability or obligation of Seller arising out of or incurred in connection with (i) the employment of any individual (whether as an employee or as an independent contractor), (ii) the operation and administration of any employee benefit plan, policy or program of any kind or description whatsoever currently or previously maintained or sponsored by Seller or to which Seller was obligated (through collective bargaining or otherwise) to make contributions, including, without limitation, any plan or contract providing for deferred compensation or health or death benefits, any multiemployer plan or any plan subject to Title IV of ERISA or (iii) any contract or agreement relating to any such employee benefit plan, policy or program;

          (d) any liabilities or obligations of Seller related or arising out of or with respect to the Employee Stock Ownership Plan of Seller ("ESOP") or 401(k) plan of Seller, including, without limitation, any liabilities or obligations from claims made by or on behalf of any participants or beneficiaries in such plans or any taxes or penalties related to such plans;

          (e) except as provided in Sections 1.4(b)(iii) and (iv), any liability or obligation arising out of or with respect to any third party or governmental claim pending on the Closing Date or which is thereafter initiated based on or arising out of the operation of Seller's business on or prior to the Closing Date, including, without limitation, the Biltmore litigation;

          (f) any obligation under the SRS Agreements (if any) or any other Excluded Contracts;

          (g) any claim against Seller for (i) product liability or negligence pending as of the Closing Date or asserted following the Closing Date relating to any products shipped by Seller on or prior to the Closing Date or any occurrence on or prior to the Closing Date or (ii) tort liability, whether or not covered by insurance of Seller;

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

          (h) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller; and

          (i) any liability or obligation arising out of or with respect to any third party or governmental claim under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any other Environmental Law (whether now promulgated or promulgated in the future) based on or arising out of Seller's business on or prior to the Closing Date.

                            ARTICLE 2. PURCHASE PRICE

     Section 2.1. Purchase Price. Subject to post-closing adjustment as provided in Section 2.5, the consideration to be paid by Purchaser for the Assets will be an amount equal to Sixty-Five Million Dollars ($65,000,000) (the "Purchase Price") plus the assumption of the Assumed Liabilities.

     Section 2.2. Payment of Purchase Price. The Purchase Price will be paid as follows:

          (a) Purchaser shall pay to Seller on the Closing Date an amount equal to Fifty-Eight Million Five Hundred Thousand Dollars ($58,500,000) by wire transfer of immediately available federal funds to an account to be designated in writing to Purchaser by Seller at least two business days prior to the Closing Date; and

          (b) Purchaser shall pay on the Closing Date an amount equal to Six Million Five Hundred Thousand Dollars ($6,500,000) by wire transfer of immediately available federal funds to an escrow account at SunTrust Bank, Atlanta, established pursuant to an escrow agreement entered into by the parties hereto (the "Escrow Agreement") substantially in the form attached hereto as Exhibit A, such amount to be distributed in accordance with the terms of the Escrow Agreement.

     Section 2.3 Statement of Working Capital. As promptly as practicable after the Closing Date, but in any case not later than 90 days thereafter, Purchaser shall cause to be prepared and delivered to Seller a "Statement of Working Capital" in accordance with the following guidelines (the date on which such Statement of Working Capital is delivered by Purchaser to Seller is referred to herein as the "Delivery Date"):

          (a) the Statement of Working Capital shall consist of a statement, prepared in substantially the same format as Schedule 2.3(a), which sets forth the Book Value (defined below) as of 8:00 a.m., Charlotte time, on the Sunday immediately preceding the Closing Date (the "Cutoff Time") of each current asset and current liability included in the Assets and the Assumed Liabilities that would customarily be classified under the general ledger accounts listed in Schedule 2.3(a), determined on a basis consistent with past accounting practices of Seller, and, specifically, those accounting practices used in preparation of the 1996 Balance Sheet (as defined in Section 3.5);

          (b) for purposes of Section 2.3(a) above, "Book Value" means the dollar amount of the debit or credit balance of each current asset or current liability included in the Statement of Working Capital, derived from and in accordance with the books and records of Seller, determined on a basis consistent with past accounting practices of Seller, and, specifically, those accounting practices used in preparation of the 1996 Balance Sheet; and

          (c) Seller shall have the right to observe all steps (including any physical inventory) taken by Purchaser, in connection with the preparation of the Statement of Working Capital and to review all work papers and procedures relating thereto and shall have complete access to all relevant books and records during normal business hours relevant to the preparation of the Statement of Working Capital.

     The Statement of Working Capital shall reflect the amount of cash and cash equivalents in the Bank Accounts as of the Cutoff Time. Seller shall (and shall instruct its bank(s) to) make available to Purchaser such bank records as are necessary to permit such determination by Purchaser.

     Upon receipt by Seller of the Statement of Working Capital, Seller shall have 60 days after the Delivery Date to review the Statement of Working Capital delivered by Purchaser pursuant to Section 2.3 (the "Review Period"). If Seller disputes the Statement of Working Capital so delivered by Purchaser, Seller shall, on or prior to the last day of the Review Period, prepare and submit to Purchaser a notice of dispute (a "Notice of Dispute") which shall set forth Seller's proposed Statement of Working Capital and shall specifically enumerate the items and calculations objected to in the Statement of Working Capital delivered by Purchaser (the "Disputed Items"). If Seller fails to deliver a Notice of Dispute prior to the last day of the Review Period, the Statement of Working Capital delivered by Purchaser to Seller pursuant to
Section 2.3 shall be the final Statement of Working Capital for purposes of this Agreement. Upon receipt of a Notice of Dispute, Seller and Purchaser will, for a period of 20 days following delivery of such Notice of Dispute, seek in good faith to resolve all Disputed Items and agree on a Statement of Working Capital.

     Section 2.4. Arbitration. After receipt of a Notice of Dispute, if Seller and Purchaser are unable to agree on a Statement of Working Capital within the 20-day period referred to in the last sentence of Section 2.3, Seller and Purchaser shall jointly choose a nationally recognized firm of independent public accountants as promptly as practicable (the "Arbitrator"), and each of Seller and Purchaser shall, within 45 days after the date on which the Notice of Dispute was delivered by Seller to Purchaser, prepare and submit to the other and to the Arbitrator its respective proposed Statement of Working Capital together with a statement of its position with respect to any unresolved Disputed Items. The Arbitrator shall, after the submission of such information by Purchaser and Seller, review such Disputed Items only and submit its written decision to Seller and Purchaser within 45 days after receipt of such information by Purchaser and Seller, and the Statement of Working Capital as adjusted by the Arbitrator shall be the final Statement of Working Capital for purposes of this Agreement. In connection with such review, the Arbitrator shall have complete access to all books and records of the Business relevant to preparation of the Statement of Working Capital. Any determination by the Arbitrator with respect to any disputes regarding the Statement of Working Capital shall be final and binding on Seller and Purchaser. The costs of the Arbitrator shall be borne 50% by Seller and 50% by Purchaser.

     Section 2.5. Post-Closing Adjustment. For purposes of this Agreement, the "Deficit Amount" shall equal the excess (if any) of (a) $24,250,000 over
(b) the actual amount of working capital (i.e. the Book Value of the current assets included in the Statement of Working Capital minus the Book Value of the Current Liabilities included in the Statement of Working Capital) shown on the final Statement of Working Capital. Within five days after the final and conclusive determination of the Statement of Working Capital pursuant to
Section 2.3 or 2.4, as the case may be, Seller and Purchaser shall cause the escrow agent under the Escrow Agreement to pay to Purchaser by wire transfer of immediately available funds the Deficit Amount (if any).

              ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows:

     Section 3.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to transact business and is in good standing as a foreign corporation in the states listed on Schedule 3.1, and the failure of Seller to qualify in any other state or jurisdiction would not have a material adverse effect on its business or properties. Attached hereto as Schedule 3.1 are true, correct and complete copies of Seller's certificate of incorporation and bylaws as currently in effect. Schedule 3.1 contains a true and correct list of the jurisdictions in which Seller is qualified to do business as a foreign corporation.

     Section 3.2. Authorization. Seller has the full corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and any other deed, bill of sale, certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby, including the Preferred Stock Redemption Agreement (collectively, the "Seller Ancillary Documents") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein will (as of the Closing Date) have been duly and validly authorized by all necessary corporate action on the part of Seller. The board of directors of Seller has approved the execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the applicable Seller Ancillary Documents will be as of the Closing Date, duly executed and delivered by Seller and do or will, as the case may be, constitute the valid and binding agreements of Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 3.3. Absence of Restrictions and Conflicts. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(a) any term or provision of the certificate of incorporation or bylaws of Seller, (b) any Assumed Contract or any other contract or agreement of Seller (including, without limitation, any contract or agreement relating to the ESOP), (c) any judgment, decree or order of any court or governmental authority or agency to which Seller is a party or by which Seller or any of its properties is bound or (d) any statute, law, rule or regulation applicable to Seller. Schedule 3.3 lists (as of the most recent practicable date with respect to purchase orders and customer contracts) each Assumed Contract which requires the consent of a third party for the assignment of such Assumed Contract to Purchaser pursuant to this Agreement. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Seller is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Seller.

     Section 3.4. Subsidiaries. Seller does not own, directly or indirectly, any capital stock or any other equity securities of in any corporation, firm, partnership, joint venture, association or other entity.

     Section 3.5.   Ownership of Assets and Related Matters.

          (a) Real Property. Schedule 1.2(g) sets forth a true, correct and complete list and legal description of all of the real property owned by Seller (other than the Excluded Real Property) (the "Owned Real Property"). Schedule 3.5(a)(i) sets forth a true, correct and complete list and legal description of all of the real property leased by Seller (the "Leased Real Property" and together with the Owned Real Property, the "Real Property"). Except as set forth in Schedule 3.5(a)(ii), Seller has good, marketable and insurable title to the Owned Real Property free and clear of all liens, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever other than (i) liens for taxes not yet due and payable,
     (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent, and (iii) zoning, building or other restrictions, variances, covenants, rights-of-way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere with the present use or occupancy of any of the Owned Real Property by Seller, (B) has more than an insignificant effect on the value thereof or its use or (C) would impair the ability of Purchaser to sell any such Owned Real Property for its present use (collectively, "Permitted Liens"). Seller has a good and valid leasehold interest in the Leased Real Property, free and clear of all liens, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever other than Permitted Liens. Seller is in possession of all of the Real Property and all buildings, structures, fixtures and improvements located thereon, and Seller has adequate rights of ingress and egress with respect to such Real Property and the buildings, structures, fixtures and improvements located thereon. None of the Excluded Real Property is used or held for use in the operations of Seller.

          To the knowledge of Seller, Schedule 1.2(g) lists all deeds, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents (including all amendments thereof) in the possession of Seller relating to the Real Property. The improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and conform to all applicable laws, ordinances, codes, rules and regulations applicable thereto. There are no condemnation or appropriation proceedings pending or, to the best knowledge of Seller, threatened against any of the Real Property or the improvements thereon.

          Except for Permitted Liens and other matters set forth in Schedule 3.5(a)(ii), no Real Property is subject to any rights-of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

          (b) Necessary Assets. The Assets constitute all of the assets necessary and sufficient to conduct the operations of the business of Seller in accordance with Seller's past practices. All assets owned by Seller that are used or held for use in its business are included in the Assets. Except as set forth in Schedule 3.5(b)(i), Seller has (and will convey to Purchaser at the Closing) good and marketable title to the Assets (excluding the Real Property, which is referenced in Section 3.5(a)) free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever. All equipment and other items of tangible property and assets included in the Assets are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations applicable thereto. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller which are necessary to the operation of the business of Seller, except for the leased items that are subject to the personal property leases listed on Schedule 3.11. Since September 28, 1996, Seller has not sold, transferred or disposed of any assets for more than $5,000 in any single sale or $15,000 in the aggregate other than sales of inventory in the ordinary course of business and other than those listed on Schedule 3.5(b)(ii).

          (c) Personal Property. Schedule 3.5(c) sets forth a true, correct and complete list and general description of each item of manufacturing machinery and equipment and other item of personal property of Seller having a book value of more than $100 as of the date hereof.

          (d) Inventories. The inventories of Seller (i) are sufficient for the operation of the business of Seller in the ordinary course consistent with past practice, (ii) consist of items which are good and merchantable within normal trade tolerances, (iii) are of a quality and quantity presently usable or saleable in the ordinary course of business of Seller, and (iv) are valued on the books and records of Seller at the lower of cost or market with the cost determined under FIFO inventory valuation method consistent with past practice. No previously sold inventory is subject to returns in excess of those historically experienced by Seller.

          (e) Accounts Receivable. Subject to the provisions of the Factoring Agreement, the accounts receivable of Seller arose from bona fide transactions in the ordinary course of business, have been executed on terms consistent with the past practice of Seller, are not subject to any counterclaims or setoffs and are fully collectible in accordance with their terms (except for the amount of any applicable existing reserves).

          (f) No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights or any interest therein except for the Factoring Agreement, other than Seller's put obligations with respect to the ESOP.

     Section 3.6. Financial Statements. Seller has delivered to Purchaser the following: (a) the audited balance sheets of Seller as of the last day of its fiscal years 1994, 1995 and 1996 (the "1996 Balance Sheet"), and (b) the audited statements of income, stockholders' equity and cash flows of Seller for each of the fiscal years 1994, 1995 and 1996 ("Seller Financial Statements"). In addition, Seller has delivered to Purchaser: (i) the unaudited balance sheet of Seller as of November 23, 1996 and (ii) the unaudited statement of income of Seller for the eight-week period ended November 23, 1996 (the "Interim Financial Statements", together with the Seller Financial Statements, the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller, which books and records are maintained in accordance with generally accepted accounting principles, consistently applied, and such books and records have been maintained on a basis consistent with the past practice of Seller. Each of the balance sheets included in the Financial Statements (including the related notes and schedules) fairly presents the financial position of Seller, as of the date thereof, and each of the statements of income, changes in stockholders' equity and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents the results of operations and changes in cash flows, as the case may be, of Seller, for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, except that the Interim Financial Statements are subject to year-end adjustments and do not include the notes required by generally accepted accounting principles.

     Section 3.7.   No Undisclosed Liabilities.  Except as disclosed in
Schedule 3.7, Seller does not have any liabilities or obligations, contingent or otherwise, which are not adequately reflected or provided for in the 1996 Balance Sheet as required by generally accepted accounting principles, except liabilities and obligations incurred since the date of the 1996 Balance Sheet in the ordinary course of business of Seller.

     Section 3.8.   Absence of Certain Changes.

          (a) Since September 28, 1996, there has not been (i) any material adverse change in the assets, liabilities, business, financial condition, results of operations (taken as a whole) or prospects of Seller or
     (ii) any damage, destruction, loss or casualty to property or assets of Seller with an aggregate value of more than $10,000, whether or not covered by insurance. Since September 28, 1996, Seller has (w) used its best efforts to preserve its business and customers, (x) maintained supplies and inventory at levels that are in the ordinary course of business consistent with past practice, (y) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice and (z) conducted its business in the ordinary course on a basis consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business and those expressly contemplated by this Agreement, the Ancillary Agreements and the Preferred Stock Redemption Agreement (as of the most recent practicable date with respect to purchase orders and customer contracts).

          (b) Except as set forth in Schedule 3.8(b), since September 28, 1996, there have not been with respect to Seller (i) any extraordinary losses suffered, (ii) any assets (including any of the Assets) mortgaged, pledged or made subject to any lien, charge or other encumbrance,
     (iii) any liability or obligation (absolute, accrued or contingent) incurred except in the ordinary course of business, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the 1996 Balance Sheet or incurred in the ordinary course of business consistent with past practice since September 28, 1996, (v) any guaranteed checks, notes or accounts receivable which have been written off as uncollectible, except write-offs in the ordinary course of business consistent with past practice, (vi) any write-down of the value of any asset or investment on the books or records of Seller, except for depreciation and amortization taken in the ordinary course of business consistent with past practice, (vii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business consistent with past practice and which in any event do not exceed $10,000 in the aggregate,
     (viii) any single capital expenditure or commitment in excess of $10,000 for additions to property or equipment or aggregate capital expenditures and commitments in excess of $25,000 for additions for property or equipment, (ix) any increase in the compensation of officers, directors or employees, whether now or hereafter payable, other than (A) changes in compensation as a result of an hourly employee being moved to a new job classification or (B) anniversary increases in compensation, in each case granted in the ordinary course of business consistent with past practice,
     (x) any increase of any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice), (xi) any transactions entered into other than in the ordinary course of business, (xi) any agreements to do any of the foregoing or (xii) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of Seller.

     Section 3.9. Legal Proceedings. Except as set forth in Schedule 3.9, there are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened against, relating to or involving Seller or the Assets before any court, arbitrator or administrative or governmental body. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of Seller. Seller is not subject to any judgment, decree, injunction, rule or order of any court. Seller is not subject to any governmental restriction which is reasonably likely (a) to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of Seller or (b) to cause a material limitation on Purchaser's ability to operate the business of Seller after the Closing in the same manner as heretofore conducted by Seller.

     Section 3.10. Compliance with Law. Seller has all authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (collectively, the "Licenses"). Seller is (and has been during the past five years) in compliance with all applicable laws, regulations and administrative orders (including, without limitation, laws relating to employment of labor or use or occupancy of properties or any part thereof) of any country, state or municipality or of any subdivision thereof to which its business is subject. Schedule 3.10 sets forth a true, correct and complete list of all Licenses. Seller has previously delivered to Purchaser all reports and filings made or filed by Seller pursuant to the Occupational Safety and Health Act. Except as set forth on Schedule 3.10, during the five-year period ending on the Closing Date, Seller has not violated or failed to comply with, or been the subject of any allegation that it has violated or failed to comply with, the Occupational Health and Safety Act.

     Section 3.11. Assumed Contracts. Schedule 3.11 sets forth a list (as of the most recent practicable date with respect to purchase orders and customer contracts) of all consents or notices required to be obtained or given under the Assumed Contracts in connection with the Acquisition. True, correct and complete copies of all Assumed Contracts have been made available to Purchaser. The Assumed Contracts (which, together with the Seller Benefit Plans are herein referred to as the "Seller Contracts") are valid and enforceable in accordance with their respective terms with respect to Seller and, to the best knowledge of Seller, each other party thereto. There are no existing defaults of Seller under any Assumed Contract or, to the best knowledge of Seller, of any of the other parties thereto (or events or conditions which with notice or lapse of time or both would constitute a default). Schedule 1.2(f) contains (as of the most recent practicable date with respect to purchase orders and customer contracts) a true and correct list of (i) all contracts or orders with customers and suppliers which involve the payment to or from Seller of more than $5,000 for any individual contract or order (provided that the contracts and orders not listed on such Schedule in reliance on such limitation do not involve the payment of more than $100,000 in the aggregate to or from Seller) and (ii) all other contracts, agreements, leases and other instruments (written or oral) to which Seller is a party or by which Seller is bound, other than the Excluded Contracts listed on Schedule 1.3(e).

     Section 3.12.  Tax Returns; Taxes.  Seller has duly filed all federal, state and local tax returns required to be filed by it and has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions whether or not in connection with such returns. The liability for federal, state and local taxes reflected in the 1996 Balance
Sheet (excluding any reserve for deferred taxes or portion thereof which is attributable to differences between the timing of income or deductions for tax
and financial accounting purposes) is sufficient for the payment of all unpaid taxes (including any interest, penalties and additions to tax), whether or not disputed, that are accrued or applicable for the period ended September 28,
1996 and for all years and periods ended prior thereto.  Since January 1, 1991, no tax deficiencies have been asserted against Seller as a result of any examination by the Internal Revenue Service or any other taxing authority which have not been resolved and paid.  There are no pending claims asserted for any federal, state or local taxes of Seller or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of
Seller for any period.  Seller has made all estimated federal, state and local income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws.
Seller has made available to Purchaser true, correct and complete copies of its federal, state and local income tax returns for the last three (3) tax years and has made available such other Seller tax returns as have been requested by
Purchaser.

     Section 3.13. Officers, Directors and Employees. Schedule 3.13 contains a true and complete list of (a) all of the officers of Seller specifying their office and annual rate of compensation and (b) all of the employees of Seller as of the most recent practicable date specifying their annual salary or hourly wages, together with an appropriate notation next to the name of any employee on such list to whom Seller has made verbal commitments which are binding on Seller.

     Section 3.14.  Seller Benefit Plans.

          (a) Seller has furnished to Purchaser a correct, complete and current copy of each plan, program, policy or arrangement which is set forth in writing and which provides cash or property or other compensation related benefits of any kind or description whatsoever to or on behalf of any current or former employee or director of Seller or any of their dependents and a complete description of any such plan, program, policy or arrangement which is not set forth in writing (collectively, the "Seller Benefit Plans"). Each Seller Benefit Plan is listed on Schedule 3.14(a).

          (b) Seller has furnished to Purchaser a correct, complete and current copy of all employee handbooks currently made available to Seller's employees and any other materials which Seller distributes to employees or directors or any of their dependents with respect to each Seller Benefit Plan described in Section 3.14(a).

          (c) Except as expressly provided in Section 1.4(b), Seller is not a party to any employment related contract or agreement of any kind or description whatsoever which is, or purports to be, binding in any way whatsoever on Purchaser, and Purchaser shall have no liability of any kind or description under any Seller Benefit Plan or to, or on behalf of, any employee, former employee or independent contractor of Seller as a result of such individuals' employment by Seller or performance of services for Seller or any employment related contract or agreement with Seller.

          (d) Seller has not made any statements or representations of any kind or description whatsoever to Seller's employees with respect to their possible compensation or benefits package from Purchaser.

          (e) Seller has delivered to Purchaser a true, correct and current copy of each Seller Benefit Plan identified on Schedule 5.7(b). Each Seller Benefit Plan identified on Schedule 5.7(b) is a welfare plan as defined in Section 1(1) of ERISA which by its terms and in its operation and administration has satisfied all requirements under applicable law. Seller has properly satisfied all of Seller's reporting and disclosure and other compliance requirements under applicable law with respect to each such Seller Benefit Plan, and Seller has furnished to Purchaser a copy of all forms and other documents which Seller currently uses in the operation and administration of each such plan and a copy of all elections and designations and other documents under which each of the Continued Employees (as defined in Section 5.7) participates in each such plan immediately before the Closing Date.

     Section 3.15. Labor Relations. Since December 31, 1991, except as set forth in Schedule 3.9 or Schedule 3.15, (a) employees of Seller have not been and are not represented by a labor organization which was either National Labor Relations Board ("NLRB") certified or voluntarily recognized; (b) Seller has not been and is not a signatory to a collective bargaining agreement with any labor organization; (c) no representation election petition has been filed by employees of Seller or is pending with the NLRB and no union organizing campaign involving employees of Seller has occurred or is in progress; (d) no NLRB unfair labor practice claims have been filed and/or are presently pending against Seller or any labor organization representing its employees; (e) no grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement, has been filed or is pending against Seller; (f) no handbilling, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of Seller has occurred or is in progress; (g) no breach of contract and/or denial of fair representation claim has been filed or is pending against Seller and/or any labor organization representing its employees; (h) no claim for unpaid wages or overtime or for child labor or recordkeeping violations has been filed or is pending under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Federal, state, local or foreign law, regulation, or ordinance; (i) no discrimination and/or retaliation claim has been filed or is pending against Seller under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with

Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act or any other Federal law or any comparable state fair employment practices act or foreign law regulating discrimination in the workplace; (j) if Seller is a Federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanctions or debarment proceeding has been filed or is pending with Office of Federal Contract Compliance Programs or any other Federal agency or any comparable State or foreign agency or court and no desk audit or on-site review is in progress;
(k) no citation has been issued by Occupational Safety and Health Administration ("OSHA") against Seller and no notice of contest or OSHA administrative enforcement proceeding involving Seller has been filed or is pending; (l) no workers' compensation or retaliation claim has been filed that is currently pending against Seller; (m) no citation of Seller has occurred and no enforcement proceeding has been initiated or is pending under Federal or foreign immigration law; and/or (n) Seller has not taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any local or state plant closing notice law. Seller is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice.

     Section 3.16. Insurance. The Assets have been and are insured by financially sound and reputable insurers in such amounts and against such risks as are reasonable in relation to the business of Seller, and Seller will maintain such insurance at least through the Closing Date. A true and complete list of each insurance policy maintained by or for the benefit of Seller is set forth on Schedule 3.16.

     Section 3.17.  Environmental Matters.  Except as set forth in Schedule
3.17:

          (a) Seller possesses, and is in substantial compliance with, all permits, licenses and government authorizations and has filed all notices that it is required to file under local, state and federal laws and regulations relating to protection of the environment, pollution control, product registration and hazardous materials (as defined below) ("Environmental Laws"), and Seller is in substantial compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment or permit issued, entered, promulgated or approved thereunder;

          (b) Seller has not received written notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any governmental agency or any third party and there are no facts or circumstances actually known to Seller which could form the basis for the assertion of any claim against Seller under any Environmental Laws, including, without limitation, CERCLA or any similar local, state or foreign law with respect to any on-site or off-site location;

          (c) Seller has not entered into or agreed to nor does it contemplate entering into any consent decree or order, and is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under, any applicable Environmental Laws;

          (d) Seller has not been alleged in writing by any administrative or judicial body or other third party to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws or regulations either now or any time during the past five years;

          (e) Seller is not subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Seller, its employees, agents or representatives (at such time as they were employees, agents or representatives of Seller) or arising out of the ownership, use, control or operation by Seller of any plant, facility, site, area or property on or prior to the Closing Date (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by Seller) from which any hazardous materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

          (f) Seller has heretofore provided Purchaser with true, correct and complete copies of all files of Seller relating to environmental matters (or an opportunity to review such files), and Schedule 3.17(f) sets forth the amount of all fines, penalties or assessments paid within the last five years by Seller with respect to environmental matters, including the date of payment and the basis for the assertions of liability; and

          (g) To the best knowledge of Seller, neither the real property, improvements or equipment included within the Assets contain any asbestos, PCBs or underground storage tanks.

     As used in this Section 3.17, the term "hazardous materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by Seller is in any way governed by or subject to any applicable law, rule or regulation of any governmental or regulatory authority. This
Section 3.17 contains Seller's sole and exclusive representation and warranty hereunder with respect to Seller's compliance with Environmental Laws.

     Section 3.18. Patents, Trademarks, Trade Names. Schedule 3.18 sets forth a true and complete list of: (a) all patents, trademarks and trade names (including all federal, state and foreign registrations pertaining thereto) and all copyright registrations owned by Seller (collectively, the "Proprietary Intellectual Property"); and (b) all patents, trademarks, trade names, copyrights, technology and processes used by Seller pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as "Intellectual Property"). Seller owns, or has the right to use pursuant to valid and effective agreements set forth in Schedule 3.18, all Intellectual Property. No claims are pending against Seller by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Seller of the Intellectual Property does not infringe on the rights of any third party. Schedule 3.18 sets forth a list of all jurisdictions in which Seller is operating the business under a trade name, and each jurisdiction in which any such trade name is registered.

     Section 3.19.  Transactions with Affiliates.  Except as set forth in
Schedule 3.19, no shareholder, officer or director of Seller, or any person with whom any such shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such persons) or any Affiliate of any of the foregoing or any current or former Affiliate of Seller has any interest in: (a) any contract, arrangement or understanding with, or relating to, the business of Seller, the Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, agreement or contract for or relating to the business of Seller or the Assets; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by Seller. For purposes of this Agreement, "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. In addition, for purposes of this definition, "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     Section 3.20. Customer Relations. Seller has not received any notice that (a) any single customer of Seller which accounted for more than 5% of Seller's total net sales for the twelve-month period ended on September 28, 1996 or (b) any current raw materials supplier of Seller that had total net sales to Seller in excess of $50,000 for the twelve month period ended September 28, 1996, may terminate its business relations with Seller.

     Section 3.21. Nondisclosed Payments. Neither Seller nor any of its officers or directors, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in Seller's books and records in connection with or in any way relating to or affecting Seller or its business.

     Section 3.22. Brokers, Finders and Investment Bankers. Except as set forth on Schedule 3.22, neither Seller nor any of its officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

     Section 3.23. Bank Accounts. Schedule 3.23 sets forth a true, correct and complete list and description of each Seller's bank accounts, lock box accounts, security accounts, commodity accounts, brokerage accounts and other accounts maintained by or for the benefit of Seller, excluding the bank account established by Seller for the sole purpose of receiving the Purchase Price (the "Bank Accounts").

     Section 3.24.  Disclosure.

          (a) No representation, warranty or covenant made by Seller in this Agreement, the Schedules or the Exhibits attached hereto contains an untrue statement of a material fact and such representations, warranties, covenants, Schedules and Exhibits, taken as a whole, do not omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

          (b) Prior to the execution of this Agreement, Seller has delivered to Purchaser (to the extent requested by Purchaser) true and complete copies of the Assumed Contracts, documents evidencing any of the Intellectual Property, and all security agreements and other instruments creating or imposing any security interest encumbrance or adverse claim on the Assets, and any other documents or instruments identified or referred to in the Schedules. Such delivery shall not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement unless such documents are expressly referenced therein, and receipt by Purchaser of such documents and notice of their contents (other than by express reference on a Schedule) shall in no way limit Seller's other obligations or Purchaser's other rights under this Agreement.

             ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     Section 4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.


     Section 4.2. Authorization. Purchaser has the full corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Purchaser Ancillary Documents"), to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and the Purchaser Ancillary Documents will be as of the Closing Date, duly executed and delivered by Purchaser and do or will, as the case may be, constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the certificate of incorporation or bylaws of Purchaser, (b) any material contract to which Purchaser is a party, (c) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or its properties is bound or (d) any statute, law, rule or regulation applicable to Purchaser. Except for compliance with the applicable requirements of the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Purchaser Ancillary Documents by Purchaser or the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents by Purchaser.

                   ARTICLE 5. CERTAIN COVENANTS AND AGREEMENTS

     Section 5.1. Conduct of Business by Seller. From the date hereof until the Closing Date, Seller will, except as required in connection with the transactions contemplated by this Agreement, the redemption of Seller's preferred stock and except as otherwise consented to in writing by Purchaser:

          (a) conduct its business in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to its business or the Assets except those in the ordinary course of business and not otherwise prohibited under this
     Section 5.1;

          (b) use its good faith reasonable efforts to preserve intact the goodwill and business organization of Seller, keep the officers and employees of Seller available to Purchaser and preserve the relationships of Seller with customers, suppliers and others having business relations with Seller;

          (c)   not amend or modify its certificate of incorporation or bylaws;

          (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Seller;

          (e) not create any new subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

          (f) not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, license or copyright of Seller, including, without limitation, any of the Intellectual Property, or dispose of or disclose to any person, any trade secret, formula, process, technology or know-how of Seller not heretofore a matter of public knowledge;

          (g) except in accordance with the Factoring Agreement, not (i) sell any assets, other than finished goods sold in the ordinary course of business, (ii) create, incur or assume any indebtedness secured by the Assets, (iii) grant, create, incur or suffer to exist any liens, charges or encumbrances on the Assets which did not exist on the date hereof, (iv) incur any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice; (v) write-off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, (vi) write-down the value of any asset or investment (including, without limitation, any of the Assets) on the books or records of Seller, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (vii) cancel any debt or waive any claims or rights, or (viii) make any commitment for any capital expenditure to be made on or after the Closing Date in excess of $5,000 in the case of any single expenditure or $25,000 in the case of all capital expenditures or
     (ix) except as listed on Schedule 5.1(g)(ix), make any payment on any indebtedness for borrowed money or other Excluded Liability;

          (h) not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers, directors or employees nor grant any increase in the compensation of officers, directors or employees of Seller, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment, other than (i) changes in compensation as a result of an hourly employee being moved to a new job classification or (ii) anniversary increases in compensation, in each case granted in the ordinary course of business consistent with past practice.

          (i) maintain supplies and inventory at levels that are in the ordinary course of business and consistent with past practice;

          (j) continue to factor accounts receivable and pay accounts payable and obligations in the ordinary course of business consistent with past practice;

          (k) neither amend or modify any Seller Benefit Plan nor commit to make any amendment to any Seller Benefit Plan or adopt any new Seller Benefit Plan for the benefit of any of its employees other than changes legally required as a result of the transactions contemplated by this Agreement or changes to the ESOP and Seller's 401(k) plan that do not result in any increase in benefits;

          (l) perform in all material respects all of its obligations under all, and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any, Seller Contracts (except those being contested in good faith) and not amend any contract or commitment that is or would be a Seller Contract, except for amendments in the ordinary course of business of any purchase order or customer contract does not involve the payment to or from Seller of more than $50,000;

          (m) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Seller;

          (n) prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Purchaser, at its request, to review all such returns, reports, filings and amendments at Seller's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

          (o) continue to maintain and service the Assets in the same manner as is consistent with past practice;

          (p) not enter into any contract that requires the payment to or from Purchaser or Seller of more than $5,000 or that cannot be terminated by Purchaser or Seller upon not more than 90 days' notice without any further liability;

          (q) continue to maintain its books and records in accordance with generally accepted accounting principles, consistently applied (to the extent applicable), and on a basis consistent with Seller's past practice;

          (r) continue its cash management practices in the ordinary course of business consistent with past practice;

          (s) not borrow against or surrender any of the life insurance policies that are being transferred to Purchaser;

          (t) not enter into any discussions or negotiations with any governmental authorities regarding the amendment of any environmental permits; and

          (u) promptly notify Purchaser of any event or occurrence that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of Seller.

     In connection with the continued operation of its business between the date of this Agreement and the Closing Date, Seller shall confer in good faith on a regular and frequent basis with one or more representatives of Purchaser designated in writing regarding operational matters of materiality and the general status of ongoing operations. Seller acknowledges that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations.

     Section 5.2. Inspection and Access to Information. From the date of this Agreement to the Closing Date or until this Agreement is terminated as provided in Article 8, Seller shall (and shall cause its officers, directors, employees, auditors and agents to) provide Purchaser, any party which is considering providing financing to Purchaser ("Financing Entity") and their respective accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and shall cause its officers to furnish to Purchaser, Financing Entity and their respective authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to Seller and its business, and otherwise fully corporate with the conduct of due diligence by Purchaser and any Financing Entity.

     Section 5.3. No Solicitation of Transactions. Neither Seller nor any of its Affiliates shall directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a letter of intent or purchase agreement, merger agreement or other similar agreement with any person, firm or corporation other than Purchaser with respect to a sale of any substantial portion of the Assets, or a merger, consolidation, business combination, sale of all or any substantial portion of Seller's capital stock, or the liquidation or similar extraordinary transaction with respect to Seller (a "Competing Transaction"). Seller shall notify Purchaser orally (within one business day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which Seller or any of its Affiliates or any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accounts or other representatives may receive relating to any of such matters and, if such proposal is in writing, Seller shall deliver to Purchaser a copy of such inquiry or proposal. Notwithstanding the foregoing, nothing contained in this
Section 5.3 shall prohibit the Board of Directors of Seller from furnishing information to, or entering into discussions or negotiations with, or entering into a letter of intent, purchase agreement, merger agreement or other similar agreement with, any person or entity that makes a written, bona fide proposal to acquire Seller pursuant to a merger, consolidation, share exchange, business combination, exchange offer or other similar transaction or to acquire all or substantially all of the assets of Seller (a "Competing Transaction") if, and only to the extent that, (i) such action is required for the Board of Directors of Seller to comply with its fiduciary duties to shareholders under applicable law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Seller provides reasonable notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity.

     Section 5.4.   Reasonable Efforts; Further Assurances; Cooperation.

          (a) Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to February 3, 1997, in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

                (i) Seller and Purchaser promptly shall make their respective filings and submissions and shall take all actions necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any foreign, federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement. Seller and Purchaser shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law, including, without limitation, under the HSR Act, in connection with the transactions contemplated by this Agreement;

                (ii) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Acquisition or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement;

                (iii) Seller shall give any notices to third parties, and use its good faith reasonable efforts (in consultation with Purchaser) to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Schedules to this Agreement, (C) required to avoid a breach of or default under any Assumed Contracts in connection with the consummation of the transactions contemplated in this Agreement, (D) required to prevent a material adverse effect on the assets, liabilities, results of operations, business or prospects of Seller from occurring prior to or after the Closing Date or (E) necessary to permit the satisfaction of the condition to closing set forth in Section 6.2(h).

                (iv) To the extent that third party consents relating to Assumed Contracts referred to in Section 5.4(c) have not been obtained by Seller as of the Closing, Seller shall, during the remaining term of such Assumed Contracts (the "Non-Assignable Contracts"), use all commercially available efforts to (A) obtain the consent of the applicable third party, (B) make the benefit of such Non-Assignable Contracts available to Purchaser so long as Purchaser fully cooperates with Seller and promptly reimburses Seller for all payments made by Seller in connection therewith and indemnify Seller with respect thereto, and (C) enforce at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Seller arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contracts in accordance with the terms thereof). Seller will not take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to Purchaser or such Non-Assignable Contracts unless, in good faith and after consultation with (to the extent practicable) and prior written notice to (to the extent practicable) Purchaser, Seller is ordered orally or in writing to do so by a governmental authority of competent jurisdiction or Seller is otherwise required to do so by law; provided that if any such order is appealable, Seller will, at Purchaser's cost and expense, take such actions as are reasonably requested by Purchaser to file and pursue such appeal and to obtain a stay of such order. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to Purchaser is obtained following the Closing, Seller shall transfer such Non-Assignable Contract to Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to Purchaser and Seller within three (3) business days following receipt of such approval or consent. Notwithstanding the foregoing, Seller shall not be indemnified to the extent of any losses which result from (x) Seller's failure to take any lawful action in accordance with Purchaser's reasonable instructions or (y) Seller's gross negligence or willful misconduct.

                (v) Each party shall give prompt notice to the other of (A) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 hereof and (B) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder.

          (b) From and after the Closing Date, the parties shall each take all such action and deliver all such documents as shall be reasonably necessary or appropriate to confirm the transactions contemplated by this Agreement, including such actions as are necessary or appropriate to permit each party to discharge the liabilities and obligations assumed or retained by it pursuant to this Agreement.

     Section 5.5. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Purchaser and Seller (unless Seller or Purchaser is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable stock exchange rule and then only after making a reasonable attempt to comply with the provisions of this Section 5.5).

     Section 5.6. Supplements to Schedules. From time to time up to the Closing Date, Seller will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2 of this Agreement unless such supplement or amendment is accepted by Purchaser in writing in its absolute and sole discretion.

     Section 5.7.   Employees.

          (a) On the Closing Date, Seller shall terminate all of its employees except as otherwise provided in this Section 5.7. Commencing on the Closing Date, Purchaser shall offer employment, on an at will basis, to all of the full-time employees of Seller actively at work as of the Closing Date who have currently valid seniority/continuous service under the policies of Seller, including those on approved leave of absence but excluding any laid off, temporary, part-time or contract personnel. Employees of Seller who accept such offer are, as of the time they first perform services for Purchaser, referred to herein as the "Continued Employees." Purchaser shall have no obligation of any kind to offer employment or otherwise with respect to any employee of Seller who is not actively at work on the Closing Date, and each such employee shall remain an employee of Seller unless otherwise agreed in writing by Purchaser.

           (b) Purchaser after the Closing shall pay the benefits due under the terms of the Seller Benefit Plans identified on Schedule 5.7(b) to the participants and beneficiaries in such plans with respect to claims incurred before the Closing to the extent such claims are properly and timely filed with Purchaser under the terms of such plans.

          (c) By operation of this Agreement, Seller assigns to Purchaser and Purchaser assumes (i) all of Seller's rights, powers and duties under the Seller Benefit Plans identified in Schedule 5.7(b) for periods beginning on and after the Closing, (ii) all of Seller's obligations under the terms of such plans to, or on behalf of, the former employees of Seller whose employment terminated before the Closing pursuant to the healthcare continuation provisions of Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title I of ERISA and who were properly and timely notified of their rights to such coverage by Seller and (iii) all other obligations and liabilities under such plans which arise after the Closing as a result of Purchaser's exercise of the rights, powers and duties assumed under this Section 5.7(c).

          (d) Seller and Purchaser agree that, in accordance with the "Alternative Procedure" provided in section 5 of Revenue Procedure 84-77, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, from and after the Closing Date (i) Seller and Purchaser shall report on a "predecessor-successor" basis with respect to the Continued Employees, (ii) Seller shall be relieved of furnishing Forms W-2 to such Continued Employees to whom it would have been obligated to furnish such Forms for the calendar year containing the Closing Date,
     (iii) Purchaser shall assume the obligations of Seller to furnish such Forms to Continued Employees for such calendar year, and (iv) Seller shall transfer to Purchaser the Internal Revenue Service Forms W-4 previously provided to the Seller by the Continued Employees.

     Section 5.8. WARN Act. Purchaser shall not take or fail to take any actions that could result in the imposition on Seller or its employees of any liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.

     Section 5.9. Transfer Taxes; Expenses. Any sales taxes, real property transfer or gains taxes, recording fees or any other taxes payable as a result of the sale of the Assets or any other action contemplated by this Agreement shall be paid by to be determined in accordance with custom in each jurisdiction. Purchaser and Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing. Any costs and expenses incurred in connection with the title examination and survey to be performed in connection with Purchaser's purchase of the Real Property shall be paid by Purchaser. Purchaser shall bear the cost of any and all title insurance premiums payable with respect to the Real Property. Except as provided above, each party shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, the fees, costs and expenses of its financial advisors, accountants and counsel.

     Section 5.10. Seller Shareholders' Meeting. Seller shall call a special meeting of its shareholders to be held as soon as practicable after the date hereof for the purpose of voting to approve this Agreement and the transactions contemplated hereby (the "Shareholders' Meeting"). Seller will use its good faith reasonable efforts to hold such Shareholders' Meeting as promptly as practicable. The Board of Directors of Seller shall recommend to Seller's shareholders approval of this Agreement and the transactions contemplated hereby at the Shareholders' Meeting and Seller shall take all lawful action to solicit such approval, unless otherwise required by the applicable fiduciary duties of directors of Seller.

     Section 5.11. Post-Closing Operations. Purchaser shall not close any manufacturing facility currently operated by Seller prior to the first anniversary of the Closing Date.

     Section 5.12.  Severance Payments and Deferred Compensation.

          (a) At the Closing, Purchaser shall enter into agreements in the form attached hereto as Exhibit B which agreements shall provide (among other things) for the payment in cash by Purchaser of severance payments in the amounts set forth on Schedule 5.12(a) to each such individual whose employment is terminated by Purchaser without cause within two years of the Closing Date.

          (b) At the Closing, Purchaser shall pay to Seller in cash the amount of $666,677.27 (the "Compensation Plan Payment"), which is equal to the parties' best estimate of the excess of the accrued account balances of all of the participants in Seller's Restated Deferred Compensation Plan over the assets of such Plan. The Compensation Plan Payment shall be paid to the participants in accordance with the terms of the Plan.

          (c)   At the Closing, Seller shall enter into amendments to the James
     H. Reynolds Salary Continuation Agreement and the A.B. Blanton Salary Continuation Agreement in form reasonably satisfactory to Purchaser to provide that payments under each such agreement shall be made on January 2, 1998. Purchaser agrees to pay to Seller on the Closing Date the amount of $36,179.43 in cash to partially fund Seller's obligations under such agreements (which amount represents the amount of such obligations less the amount due on the Reynolds Note as of the Closing
     Date).

          (d) At the Closing, Purchaser will pay to Seller the amount of $186,352 to fund Seller's obligations under its Educational Assistance Program with respect to students (the "Current Students") who are participating in such Program as of the Closing Date. Seller agrees that it will continue such Program (or make arrangements for the funding of Seller's obligations thereunder) on its current terms with respect to the Current Students.

          (e) All payments by Purchaser under this Section 5.12 are in addition to the Purchase Price. None of the provisions of this
     Section 5.12 is intended to cause Purchaser to assume any liability or obligation whatsoever with respect to the Seller Benefit Plans referred to above.

     Section 5.13. Change of Name. On the Closing Date, Seller shall change its corporate name to a name reasonably satisfactory to Purchaser that does not include "New Cherokee" and will discontinue all use of the name New Cherokee except as is reasonably necessary in connection with the winding up of its business operations.

     Section 5.14. Maintenance of Records; Office and Clerical Support. Inasmuch as certain of Seller's books, records and documents are to be included as Assets and sold to Purchaser hereunder, and certain other of Seller's books, records and documents are Excluded Assets to be retained by Seller hereunder, and Purchaser or Seller may have need to have access to the books, records and documents held by the other after the Closing, Purchaser and Seller agree that they shall each maintain for at least five years after the Closing Date (or for such longer period as may be required by applicable law) the respective books, records and documents sold or retained hereunder. During said period, representatives of Purchaser shall be permitted to inspect and make copies of said books, records and documents retained by Seller during normal business hours and upon reasonable notice for purposes related to the continuation by Purchaser of Seller's business; and representatives of Seller shall be permitted to inspect and make copies of said books, records and documents sold to Purchaser during normal business hours and upon reasonable notice for purposes related to winding up its affairs. Purchaser further agrees that for a period of two years after the Closing Date Purchaser will provide to Seller, without expense to Seller, (a) maintenance on Purchaser's computer system (at a location to be determined by Purchaser) of Seller's records relating to the ESOP and such reports regarding such records as are reasonably required by Seller in conformity with its past practice and can be provided by Purchaser without unreasonable effort or expense, (b) office space at the Spindale or Harris facility currently owned by Seller as is reasonably required for Seller to store the books, records and documents that it has retained and for one of Seller's representatives to use for purposes of winding up Seller's affairs, and (c) such other cooperation as Seller may reasonably request in order for it to wind up its affairs and as can be provided to Seller without unreasonable effort or expense. Purchaser shall have no liability to Seller for (and Seller shall hold Purchaser harmless from) any loss arising out of Seller's use of such bookkeeping and clerical services or such office space or Purchaser's performance under this Section 5.14.

                              ARTICLE 6. CONDITIONS

     Section 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) Injunction. As of the Closing, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the purchase and sale of the Assets may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any court, governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such court or agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

          (b) Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental agency or public or regulatory unit, agency, body or authority required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a material adverse effect on the assets, liabilities, results of operations, business or prospects of Seller prior to or after the Closing.

          (c) HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated and no investigation thereunder shall be pending.

          (d) Seller Shareholder Approval. This Agreement and the transactions contemplated hereby shall have received the requisite approval of Seller's shareholders at the Shareholders' Meeting.

     Section 6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

          (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

          (c) No Material Adverse Change. Between September 28, 1996 and the Closing Date, there shall not have been (nor shall Purchaser have become aware of) any material adverse change, or any development likely to result in a material adverse change, in or affecting the assets, liabilities, results or operations, business or prospects of Seller.

          (d) Certificate. Seller shall have delivered to Purchaser a certificate executed by its Chairman of the Board and Treasurer as to compliance with the conditions set forth in Sections 6.2(a), (b) and (c).

          (e) Opinion of Seller's Counsel. Purchaser shall have received an opinion of Kennedy Covington Lobdell & Hickman, L.L.P., dated the Closing Date, substantially in the form attached hereto as Exhibit C ("Seller's Counsel Opinion"), and a reliance letter with respect to such Opinion addressed to Purchaser's lender.

          (f) Material Contracts. Purchaser shall have received written consents to the assignment of all Assumed Contracts or written waivers of the provisions of any Assumed Contracts requiring the consents of third parties as set forth in Schedule 3.11. All such consents and waivers shall be in full force and effect.

          (g) Environmental Matters. An environmental audit of the Real Property and Seller's operations shall have been completed at Purchaser's expense, and Purchaser and each Financing Entity shall be reasonably satisfied with the results of such audit.

          (h) Release of Liens. Seller shall have delivered to Purchaser satisfactory evidence that all liens, pledges, security interests, charges, claims, restrictions and encumbrances (other than Permitted Liens and those relating to the Assumed Liabilities) including, without limitation, those set forth in Schedule 3.5(a)(ii) and Schedule 3.5(b)(i), affecting the Assets (including, without limitation, the Real Property) have been released.

          (i) Real Property Title Insurance. Purchaser shall have been able to obtain a title insurance policy or policies in a form reasonably satisfactory to Purchaser at standard rates ensuring Purchaser that at the Closing it will acquire good, marketable and insurable title to the Real Property, free and clear of all liens, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever, other than Permitted Liens and liens relating to the Assumed Liabilities, if applicable. Seller shall have executed and delivered such owner's affidavits (in customary form) as are reasonably necessary to enable Purchaser to obtain any such title insurance policy or policies.

          (j) Purchaser Financing. Purchaser shall have obtained sufficient financing on terms and conditions satisfactory to Purchaser to effect the transactions contemplated by this Agreement.

          (k) Redemption of Preferred Stock. Each share of outstanding preferred stock of Seller shall have been redeemed on or prior to the Closing Date pursuant to and in accordance with the Redemption Agreement attached hereto as Exhibit D.

          (l) Escrow Agreement. Seller shall have executed and delivered the Escrow Agreement.

          (m) Bank Accounts. Each person requested by Purchaser shall have been removed as a signatory on the Bank Accounts.

          (n) Factoring Agreement. Purchaser, Seller and Milberg Factors Inc. shall have entered into an agreement with respect to the Factoring Agreement in the form of Exhibit E (with such changes thereto as Purchaser shall approve in its sole discretion), and each of Seller and Milberg Factors Inc. shall have performed all of the obligations required to be performed by it under such Agreement prior to the Closing.

          (o) Insurance Policies. Purchaser shall have entered into arrangements (at Purchaser's expense) reasonably satisfactory to it with the issuers of certain insurance policies held by Seller providing for the continuation of benefits under such policies to be available to Purchaser following the Closing Date.

          (p) Title Exceptions. Purchaser shall have determined that none of the exceptions to title set forth on Schedule 3.5(a)(ii) could, individually or in the aggregate, (A) interfere with the present use or occupancy of any of the Real Property by Purchaser, (B) have more than an insignificant effect on the value thereof or its use or (C) impair the ability of Purchaser to sell any such Real Property for its present use.

     Section 6.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date shall be true and correct in all material respects as though made on and as of the Closing Date.

          (b) Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

          (c) Certificates. Purchaser shall have delivered to Seller a certificate of its Chairman of the Board or President and its Chief Financial Officer as to compliance with the conditions set forth in Sections 6.3(a) and (b).

          (d) Opinion of Purchaser Counsel. Seller shall have received an opinion of King & Spalding, dated the Closing Date, substantially in the form of Exhibit F ("Purchaser's Counsel Opinion").

          (e) Escrow Agreement. Purchaser shall have executed and delivered the Escrow Agreement.

                               ARTICLE 7. CLOSING

     Section 7.1. The Closing. The consummation of the transactions contemplated by this Agreement is herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur within five (5) business days following the satisfaction or waiver of the conditions set forth in Article 6. The Closing shall take place at such location as Seller and Purchaser shall agree.

     Section 7.2. Documents to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

          (a) executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to Purchaser all of Seller's right, title and interest in and to the Assets together with possession of the Assets;

          (b) documents evidencing the assignment and assumption of the Assumed Contracts and the assignment of any assignable permits and licenses;

          (c) a copy of resolutions of the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

          (d) a certificate, dated the Closing Date, executed by the Chairman of the Board and Treasurer of Seller certifying to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c);

          (e) the affidavit of Seller required by Section 1445 (b)(2) of the Code;

          (f)   the Seller's Counsel Opinion;

          (g)   the Escrow Agreement;

          (h) certificates of good standing in Seller's jurisdiction of incorporation and in each jurisdiction where Seller is qualified to do business as a foreign corporation; and

          (i) all other documents required to be entered into by Seller, pursuant to this Agreement or reasonably requested by Purchaser to convey the Assets to Purchaser or to otherwise consummate the transactions contemplated hereby.

     Section 7.3. Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

          (a) documents evidencing the assignment and assumption of the Assumed Contracts, the acceptance of assignable permits and licenses, and the assumption of the Assumed Liabilities;

          (b) a copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

          (c) a certificate, dated the Closing Date executed by the Chairman of the Board or President and the Chief Financial Officer of Purchaser certifying to the fulfillment of the conditions specified in Section 6.3(a) and 6.3(b);

          (d)   the Purchaser's Counsel Opinion; and

          (e)   the Escrow Agreement; and

          (f) all other documents required to be entered into or delivered by Purchaser at or prior to the Closing pursuant to this Agreement.

                             ARTICLE 8. TERMINATION

     Section 8.1. Termination. This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

          (a)   in writing by mutual consent of Purchaser and Seller;

          (b)   by written notice from Seller to Purchaser, if Purchaser shall
     (i) fail to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten days after Seller has notified Purchaser of its intent to terminate this Agreement pursuant to this subparagraph (b);

          (c) by written notice from Purchaser to Seller, if Seller shall (i) fail to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, or
     (ii) materially breach any of its representations, warranties of covenants contained herein, which failure or breach is not cured within ten days after Purchaser has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph (c);

          (d) by written notice from Seller to Purchaser, if the board of directors of Seller is required under applicable law in the exercise of its fiduciary duties to terminate this Agreement; or

          (e) by written notice by either party to the other, if the Closing has not occurred by March 31, 1997, for any reason other than delay or nonperformance of the party seeking such termination.

     Section 8.2. Termination Fee. Seller agrees that if (i) Seller terminates this Agreement pursuant to Section 8.1(d) or (ii) Seller or Purchaser terminates this Agreement after the shareholders of Seller have failed to approve this Agreement at the Shareholders' Meeting and the board of directors of Seller has failed (at all times from the date hereof through the time of the Shareholders' Meeting) to recommend and to actively encourage the approval by the shareholders of Seller of the transactions contemplated by this Agreement (which failure shall include, without limitation, any member of the Board of Directors of Seller taking any direct or indirect action that has the effect of encouraging the shareholders of Seller to vote against the proposed transaction), Seller shall pay to Purchaser on the business day following such termination all reasonable out-of-pocket expenses, incurred by Purchaser in connection with or related to the transactions contemplated by this Agreement, including, without limitation, all fees and expenses of counsel, environmental consultants and other advisers; provided that Seller's obligation to reimburse such out-of-pocket expenses shall not exceed $500,000. In addition, if Seller is required to reimburse Purchaser's expenses as provided above and a Competing Transaction is consummated within one year following the termination of this Agreement, Seller shall pay to Purchaser on the closing date of such transaction an amount equal to $750,000.

     Section 8.3. Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

     Section 8.4. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or stockholders, except for obligations under Section 5.5,
Section 5.8, Section 8.2 and this Section, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of this Agreement.

                           ARTICLE 9. INDEMNIFICATION

     Section 9.1. Indemnification Obligations of Seller. Subject to the limits set forth in this Article 9, after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) any liability or obligation of Seller of any nature whatsoever, except for the Assumed Liabilities;

          (b) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any Seller Ancillary Document;

          (c) any breach of any covenant, agreement or undertaking made by Seller in this Agreement or in any Seller Ancillary Document;

          (d) noncompliance by Seller with any bulk sales laws, other than by reason of the failure of Purchaser to pay the Assumed Liabilities;

          (e) any provision of any Environmental Law (including, without limitation, CERCLA), whether now existing or promulgated in the future, and arising out of or relating to (i) any act or omission of Seller or its employees, agents or representatives (at such time as they were employees, agents or representatives of Seller), (ii) the ownership, use, control or operation by Seller on or prior to the Closing Date of the Real Property or any plant, facility, site, area or property used in the business of Seller (whether currently or previously owned or leased by Seller), including, without limitation, arising from any release of any hazardous materials or off-site shipment of any hazardous materials at or from the Real Property or any such plant, facility, site, area or property or
     (iii) any noncompliance by Seller with any permit, license or governmental authorization issued under or with respect to any Environmental Law;

          (f) any claim against any Purchaser Indemnified Party arising out of Purchaser's performance of its obligations under Section 5.14;

          (g) any fraud, willful misconduct or bad faith of Seller in connection with, or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Seller in, this Agreement or the Seller Ancillary Documents; or

          (h) any claim by Milberg Factors Inc., any account debtor or any other entity arising under or related to the accounts sold to Milberg Factors Inc. under the Factoring Agreement prior to the Closing Date.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses."

     Section 9.2. Indemnification Obligations of Purchaser. Purchaser shall indemnify and hold harmless Seller and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a)   any of the Assumed Liabilities;

          (b) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any Purchaser Ancillary Documents;

          (c) any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any Purchaser Ancillary Document;

          (d) any fraud, willful misconduct or bad faith of Purchaser in connection with, or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser, in this Agreement or the Purchaser Ancillary Documents; or

          (e) Purchaser's operation of Seller's business or use of the Assets from and after the Closing Date, except to the extent any Seller Loss arising therefrom (i) is an Excluded Liability or (ii) results from facts or circumstances for which the Purchaser Indemnified Parties are entitled to indemnification from Seller under Section 9.1.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."
     Section 9.3.   Indemnification Procedure.

          (a) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Purchaser Losses or Seller Losses (as the case may be), such Indemnified Party shall notify Purchaser or Seller, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), within 10 days of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

          (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

          (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

     Section 9.4. Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period after the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article 8 during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall commence on the date of this Agreement and shall terminate as follows:

          (a) with respect to Purchaser Losses arising under Section 9.1(b) with respect to any breach or inaccuracy of any representation or warranty in Section 3.1, 3.2, 3.3, 3.5, 3.12 or 3.17 (collectively, the "Seller Surviving Representations") or under Sections 9.1(a), 9.1(c), 9.1(d), 9.1(e), 9.1(f), 9.1(g) and 9.1(h) (collectively, the "Seller Surviving Obligations"), the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitation);

          (b)   with respect to Seller Losses arising under Sections 9.2(a),
     (c) and (d), the Claims Period shall continue indefinitely, except as limited by law (including any applicable statutes of limitation); and

          (c) with respect to all other Purchaser Losses or Seller Losses arising under this Agreement, the Claims Period shall terminate on the date that is 15 months after the Closing Date.

     Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

     Section 9.5. Limitation of Seller's Liability. Notwithstanding any provision of this Agreement to the contrary, except in the case of fraud on the part of Seller, Seller's liability under this Agreement to Purchaser and all other Purchaser Indemnified Parties after the Closing shall be limited as follows:

          (a)   Exclusive Remedy.  Except for the obligations of  Seller under
     Article 2 with respect to adjustment of the Purchase Price, Seller shall not be liable or responsible in any manner whatever to the Purchaser Indemnified Parties, whether for indemnification or otherwise, except for indemnity as expressly provided in this Article 9, and after the Closing this Article 9 provides the exclusive remedy and cause of action of Purchaser against Seller with respect to any matter arising out of or in connection with this Agreement.

          (b) Deductible Losses. Seller shall not have any liability for any Purchaser Losses otherwise indemnifiable under Section 9.1(b) or Section 9.1(e) to the extent of the first $75,000, on a cumulative aggregate basis, of Purchaser Losses otherwise indemnifiable under Section 9.1(b) or
     Section 9.1(e); provided that Purchaser's recovery for any breach or inaccuracy of the Seller Surviving Representations shall not be subject to
     such limitation.   Purchaser shall not have any liability for any Seller
     Losses otherwise indemnifiable under Section 9.2(b) to the extent of the first $75,000, on a cumulative aggregate basis, of Seller Losses otherwise indemnifiable under Section 9.2(b).

          (c) Limitation on Aggregate Amount. Purchaser's sole recourse for any Purchaser Losses arising under Section 9.1(b) or 9.1(e) shall be against the amounts then held in the escrow fund established pursuant to the Escrow Agreement. Purchaser shall not have any liability for any Seller Losses arising under Section 9.2(b), on a cumulative aggregate basis, in excess of $6,500,000.

          (d) Insurance Proceeds. Any Purchaser Losses or Seller Losses otherwise recoverable hereunder shall be reduced by the amount of any insurance proceeds actually received by the Purchaser Indemnified Parties or the Seller Indemnified Parties (as applicable) as a direct result of the events or circumstances that gave rise to such Purchaser Losses or Seller Losses.

          (e) Interest. Purchaser Losses and Seller Losses shall not be calculated to include any accrued interest on such Purchaser Losses or Seller Losses otherwise recoverable hereunder.

     Section 9.6. Compliance with Bulk Sales Laws. Purchaser and Seller hereby waive compliance by the parties hereto with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Pursuant to Section 9.1(d) hereof, Seller shall indemnify Purchaser from, and hold Purchaser harmless against, any liabilities, damages, costs and expense resulting from or arising out of (a) the parties' failure to comply with any such laws in respect of the transactions contemplated by this Agreement and (b) any action brought or levy made as a result thereof, except for any liabilities, damages, costs and expenses which result from Purchaser's failure to pay and perform the Assumed Liabilities.

     Section 9.7. Investigations. The respective representations and warranties of Purchaser and Seller contained herein or in any certificate or other document delivered by any party prior to the Closing and the rights to indemnification set forth in Section 9 shall not be deemed waived or otherwise affected by any investigation made by a party hereto.

     Section 9.8. Escrow. The funds held in escrow pursuant to the terms of the Escrow Agreement are intended to be available to Purchaser in accordance with the terms of the Escrow Agreement for any claim hereunder for Purchaser Losses.

                           ARTICLE 10. NONCOMPETITION

     Section 10.1. Definitions. For the purposes of this Article 10, the following definitions shall apply:

          (a) "Company Activities" shall mean, with respect to Seller, the manufacturing, marketing and selling of apparel fabrics, all of which activities are conducted, offered or provided by Seller as of the Closing Date.

          (b) "Confidential Information" shall mean any data or information of Seller, other than Trade Secrets, which is valuable to the operation of the business of Seller and not generally known to competitors.

          (c) "Noncompete Period" shall mean, with respect to Seller, the period beginning on the date hereof and continuing for a period of five
     (5) years from the Closing Date.

          (d) The term "Territory" as used herein shall mean the continent of North America, such area being where any customer or actively sought prospective customer of Seller is located.

          (e) "Trade Secrets" shall mean information, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Article 10, the term Trade Secrets shall not include information that Seller can show by competent proof becomes generally known to the public after the Closing Date through no act or omission of Seller.

     Section 10.2. Trade Secrets. Seller shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use of Trade Secrets at any time after the date hereof without the prior written consent of Purchaser. Nothing in this Agreement shall diminish the rights of Purchaser regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

     Section 10.3. Confidential Information. Seller hereby agrees that, for a period of three (3) years following the Closing Date, Seller shall hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of Purchaser.

     Section 10.4.  Noncompetition.

          (a) Seller hereby acknowledges that it conducts Company Activities throughout the Territory. Seller acknowledges that to protect adequately the interest of Purchaser in the business of Seller, it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

          (b) Seller hereby agrees that it shall not, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that conducts any of the Company Activities in the Territory.

     Section 10.5. Nonsolicitation. Seller hereby agrees that it shall not, prior to the third anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other person, firm or corporation, any employee of Seller who is hired by Purchaser pursuant to
Section 5.7 hereof.

     Section 10.6. Severability. If a judicial or arbitral determination is made that any of the provisions of this Article 10 constitutes an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this
Article 10 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller. In this regard, Seller and Purchaser hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Article 10 and to apply the provisions of this Article 10 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Article 10 is determined not to be specifically enforceable, Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Seller. The time period during which the prohibitions set forth in this Article 10 shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller violates such prohibitions in any respect.

     Section 10.7. Injunctive Relief. Seller hereby agrees that any remedy at law for any breach of the provisions contained this Article 10 shall be inadequate and that Purchaser shall be entitled to injunctive relief in addition to any other remedy Purchaser might have under this Agreement.

                      ARTICLE 11. MISCELLANEOUS PROVISIONS

     Section 11.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

     To Purchaser:

          Dan River Inc.
          2291 Memorial Drive
          P.O. Box 261
          Danville, Virginia  24543
          Attn:  General Counsel
          Telecopy No.:  (804) 799-7276

     with a copy to:

          King & Spalding
          191 Peachtree Street
          Atlanta, Georgia  30303-1763
          Attn:  Michael J. Egan III
          Telecopy No.:  (404) 572-5145

     To Seller:

          The New Cherokee Corporation
          P.O. Box 150
          Harris, North Carolina 28074
          Attn: Chairman of the Board
          Telecopy No.: (704) 247-2026

     with a copy to:

          Kennedy Covington Lobdell & Hickman, L.L.P.
          Nationsbank Corporate Center
          Suite 4200
          100 North Tryon Street
          Charlotte, North Carolina  28202-4006
          Attn:  A. Zachary Smith III
          Telecopy No.:  (704) 331-7598
or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person, (b) on the date after delivery to a national overnight courier service, (c) upon transmission by facsimile if receipt is confirmed by telephone or (d) on the fifth (5th) business day after it is mailed by registered or certified mail.

     Section 11.2. Schedules and Exhibits. The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     Section 11.3. Assignment; Successors in Interest. No assignment or transfer by Purchaser or Seller of its rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto; provided that Purchaser shall be entitled to assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser so long as Purchaser remains directly liable for the performance of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

     Section 11.4. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     Section 11.5. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

     Section 11.6. Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of North Carolina without reference to North Carolina choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     Section 11.7. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     Section 11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     Section 11.9. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     Section 11.10 Waiver. Any agreement on the part of a party hereto to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.
A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     Section 11.11. Seller's Knowledge. As used in this Agreement, the terms "the best knowledge of Seller," or words of similar import used herein with respect to Seller shall mean the actual knowledge of all persons who are officers or directors of Seller on the date hereof together with the knowledge a reasonable business person in such position would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand.

     Section 11.12. Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof (including, without limitation, that certain letter agreement, dated November 13, 1996, between Purchaser and Seller, but excluding that certain Confidentiality Agreement, dated April 24, 1996, between Purchaser and Seller which Confidentiality Agreement shall survive until the Closing or, if this Agreement is terminated, indefinitely) and constitutes the entire agreement among the parties hereto.

     Section 11.13. Valuation for Tax Reporting Purposes. Within ninety (90) days after the Closing Date, Purchaser shall provide to Seller, for Seller's review and comment, a written schedule indicating the respective fair market values of the Assets, Assumed Liabilities and other items acquired hereunder as determined in good faith by Purchaser. Purchaser and Seller shall endeavor in good faith to agree on their appropriate fair market values to be used in preparing and filing their respective Forms 8594 with the Internal Revenue Service, as required by Section 1060 of the Code, determining Purchaser's cost basis and Seller's amount realized and for all other relevant federal and state tax purposes.

     Section 11.14. Arbitration.

          (a) Except as provided in Section 11.14(d) or Section 2.4 relating to the calculation of Working Capital, any controversy, claim or question of interpretation arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in Charlotte, North Carolina, under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by either party (the "Claimant") to the other party (the "Respondent"). The Claimant and the Respondent shall then select three (3) neutral arbitrators. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the neutral arbitrators. The arbitrators shall have the authority to award any remedy or relief that a court in North Carolina could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration award will be in writing and specify the factual and legal basis for the award. The arbitrators shall give effect to any applicable statutes of limitations.

          (b) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four (4) days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 11.14(b) shall not be a basis for challenging the award.

          (c) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

          (d) Nothing contained in this Section 11.14 shall prevent either party, prior to the Closing, from seeking specific performance or other equitable remedies in a court of law with respect to the performance by the other party of the obligations required to be performed by such other party prior to or in connection with the closing of the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

                                   DAN RIVER INC.


                                   By: ---------------------------
                                         Name:----------------------
                                         Title:-----------------------


                                   THE NEW CHEROKEE CORPORATION


                                   By: ---------------------------
                                         Name:----------------------
                                         Title:-----------------------